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                                                                     Exhibit 8.1


                         [Latham & Watkins Letterhead]


                                  June 21, 2002


Duane Reade Inc.
440 Ninth Avenue
New York, New York 10001

      Re: $381,488,000 AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF SENIOR CONVERTIBLE NOTES DUE 2022


Ladies and Gentlemen:

            In connection with the registration of $381,488,000 aggregate principal amount at maturity of Senior Convertible Notes due 2022 (the "Notes") and the shares of common stock initially issuable upon conversion of the Notes (the "Common Stock" and, together with the Notes, the "Securities") by Duane Reade Inc., a Delaware corporation (the "Company"), and the guarantees of the Notes (the "Guarantees") by DRI Inc., Duane Reade International, Inc., Duane Reade Realty, Inc. and Duane Reade (the "Guarantors"), under the Securities Act of 1933, as amended (the "Act"), on Form S-3 filed with the Securities and Exchange Commission on June 19, 2002, as amended (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

            The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Registration Statement.

            We are opining herein as to the effect on the subject transaction only of the federal income tax laws and, to a limited extent, estate tax laws of the United States and we express no opinion with respect to the applicability thereto or the effect thereon of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

            Based on such facts and assumptions and subject to the limitations set forth in the Registration Statement, it is our opinion that the statements in the Registration Statement under the heading "Certain United States Federal Income Tax Considerations," insofar as they purport to summarize the provisions of specific statutes and regulations referred to therein, are accurate summaries in all material respects.

            No opinion is expressed as to any matter not discussed herein.

            This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various


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        53rd at Third o 885 Third Avenue o New York, New York 10022-4802
                 TELEPHONE: (212) 906-1200 o FAX: (212) 751-4864

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LATHAM & WATKINS

June 21, 2002
Page 2


statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein.

            This opinion is rendered only to you, and is for your use in connection with the registration of the Securities pursuant to the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Validity of the Notes" in the Registration Statement.

                                       Very truly yours,

                                       /s/ LATHAM & WATKINS